Exhibit 99.1

Theriva™ Biologics Reports First Quarter 2026 Operational Highlights
and Financial Results

– Alignment with the FDA on the Phase 3 trial design of VCN-01 (zabilugene almadenorepvec) for treatment of metastatic pancreatic ductal adenocarcinoma (PDAC) –

– Additional data from VIRAGE Phase 2b clinical trial of VCN-01 in metastatic PDAC patients presented at the recent AACR Annual Meeting may reflect an immune-mediated mechanism of action and demonstrate improved outcomes in VCN-01 treated patients across multiple subgroups, including patients with liver metastases –

– VCN-01 administered to retinoblastoma patients under a compassionate use program, which is expected to provide dosing feasibility and tolerability data for a potential Phase 2/3 clinical trial –

– Cash and cash equivalents of $14.4 million as of March 31, 2026; cash runway into Q1 2027 –

Rockville, MD, May 5, 2026 – Theriva™ Biologics, Inc. (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the first quarter ended March 31, 2026, and provided a corporate update.

“The first quarter of 2026 was marked by encouraging regulatory progress,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We were pleased to receive the minutes from our end-of-Phase 2 meeting with the FDA and align on the major elements of our proposed pivotal Phase 3 trial to evaluate VCN-01 with gemcitabine/nab-paclitaxel standard-of-care (SoC) chemotherapy in patients with metastatic PDAC. The FDA feedback was consistent with the positive scientific advice previously received from the EMA, with both agencies agreeing to repeated dosing ‘macrocycles’ of VCN-01 and SoC chemotherapy. Additional data analyses presented in a poster at the AACR Annual Meeting in April 2026 concluded that the additional data may reflect a potential immune-mediated mechanism of action for VCN-01 in metastatic PDAC. We believe that repeated macrocycle dosing of VCN-01 and chemotherapy may enhance this immune action, providing increased and more durable tumor responses and longer survival. As we finalize the pivotal Phase 3 study protocol, we plan to generate feasibility data for the intended Phase 3 macrocycle dosing regimen, by conducting a small study in metastatic PDAC patients administering more frequent VCN-01 doses for a longer period. This dosing feasibility study is expected to commence at a single site in Spain in the second half of this year. In parallel with our PDAC program, discussions are ongoing with clinicians and key opinion leaders to design a Phase 2/3 clinical trial protocol for the VCN-01 plus topotecan combination in retinoblastoma patients. We believe that intravitreal coadministration of VCN-01 with topotecan may provide a new treatment option for children with refractory retinoblastoma and vitreous seeds, which remains an unmet medical need in patients with this rare disease. In the first quarter of 2026, we made VCN-01 available to investigators for compassionate use in treating patients with retinoblastoma. We expect that outcomes from these compassionate use patients will provide valuable information on the feasibility and tolerability of this combination for use in a potential Phase 2/3 clinical trial. If a protocol is ultimately submitted to, and agreed by, the FDA, we expect the first patient to be enrolled in December 2026, with rolling Biologic Licensing Application (BLA) submissions expected to be made in 2029 (if successful), targeting potential approval of the BLA prior to September 30, 2029.”

Recent Highlights and Anticipated Milestones

VCN-01

Metastatic PDAC:

•	As recently announced, Theriva received minutes from Type B End-of-Phase 2 (EOP2) meeting with the U.S. Food and Drug Administration (FDA) regarding the design of a Phase 3 clinical study of lead clinical candidate VCN-01 in combination with standard-of-care chemotherapy for the treatment of metastatic PDAC. The FDA provided general agreement with Theriva’s proposed design for a Phase 3 clinical trial, which closely tracks the design of the successful VIRAGE Phase 2 trial. As announced in 2025, the VIRAGE trial met its primary endpoints, with metastatic PDAC patients receiving VCN-01 with SoC chemotherapy having improved overall survival (OS), progression-free survival (PFS) and duration of response (DoR) compared to SoC chemotherapy alone. Greater improvements in OS and PFS were observed in patients who received two doses of VCN-01, leading Theriva to plan the Phase 3 trial to include repeat dosing and an adaptive design aimed to optimize the trial’s timelines and outcomes.

•	Tumor response, biomarker, and subgroup analyses from the VIRAGE Phase 2b clinical trial were recently presented at the American Association for Cancer Research (AACR) 2026 annual meeting. The poster concluded that the additional data may reflect an immune-mediated mechanism of action for VCN-01, with later and more durable responses and improved overall survival and progression-free survival in patients treated with VCN-01 plus SoC chemotherapy, compared to SoC chemotherapy alone. Improved overall survival was observed in VCN-01-treated patients across multiple subgroups, including patients with liver metastases.

Retinoblastoma:

•	Made VCN-01 available to investigators for compassionate use in treating patients with retinoblastoma. Two patients have been treated with intravitreal VCN-01 in combination with intravitreal topotecan and are being followed by the treating physicians.

•	Continued discussions with clinicians and key opinion leaders to design a Phase 2/3 clinical trial protocol for the VCN-01 plus topotecan combination in retinoblastoma patients.

First Quarter Ended March 31, 2026 Financial Results

General and administrative expenses

General and administrative expenses increased to $2.1 million for the three months ended March 31, 2026, from $1.4 million for the three months ended March 31, 2025. This increase of 43% is primarily comprised of an increase in legal fees, investor relations costs, registration fees, and salary costs. The charge related to stock-based compensation expense was $111,000 for the three months ended March 31, 2026, compared to $54,000 for the three months ended March 31, 2025.

Research and Development Expenses

Research and development expenses decreased to $355,000 for the three months ended March 31, 2026, from approximately $3.0 million for the three months ended March 31, 2025. This decrease of 88% is primarily the result of lower clinical trial expenses related to the completion of our VIRAGE Phase 2b clinical trial of VCN-01 in PDAC, the recognition of the Spanish research and development rebate, lower indirect costs related to compensation and lower clinical trial expenses related to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients, offset by higher patent expenses related to SYN-020. We anticipate research and development expense to decrease in the near future until we commence additional clinical trials as we focus on regulatory interactions regarding a proposed pivotal clinical trial of VCN-01 in retinoblastoma, continue with VCN-01 manufacturing scale-up activities, commence a proposed Phase 2a study in metastatic PDAC patients evaluating VCN-01 dosing frequency and continue limited preclinical studies supporting VCN-01 and VCN-12, the first candidate from our VCN-X discovery program. The charge related to stock-based compensation expense was $24,000 for the three months ended March 31, 2026, compared to $46,000 for the three months ended March 31, 2025.

Other Income/Expense

Other income was $83,000 for the three months ended March 31, 2026 compared to other income of $93,000 for the three months ended March 31, 2025. Other income for the three months ended March 31, 2026 is comprised of interest income of $82,000 and an exchange gain of $1,000. Other income for the three months ended March 31, 2025 is comprised of interest income of $96,000 and an exchange loss of $3,000.

Cash and cash equivalents

Cash and cash equivalents totaled $14.4 million as of March 31, 2026, an increase of $1.4 million from December 31, 2025. During the year ended December 31, 2025 and the quarter ended March 31, 2026, the primary use of cash was for working capital requirements and operating activities, which resulted in a net loss of $23.7 million and $2.0 million for the year ended December 31, 2025 and the quarter ended March 31, 2026, respectively.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L., has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidate is VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. An exploratory clinical trial with SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients has completed 2 of 3 cohorts, with initiation of the third cohort dependent on additional funding. SYN-004 (ribaxamase) is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD). For more information, please visit Theriva™ Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the development of therapeutics designed to treat cancer and related diseases in areas of high unmet need; the Company’s proposed pivotal Phase 3 trial to evaluate VCN-01 with gemcitabine/nab-paclitaxel SoC chemotherapy in metastatic PDAC; a potential immune-mediated mechanism of action for VCN-01 in metastatic PDAC; repeated macrocycle dosing of VCN-01 and chemotherapy potentially enhancing this immune action, providing increased and more durable tumor responses and longer survival; finalizing the pivotal Phase 3 study protocol; generating feasibility data for the intended Phase 3 macrocycle dosing regimen, by conducting a small study in metastatic PDAC patients administering more frequent VCN-01 doses for a longer period; expected commencement of the dosing feasibility study at a single site in Spain in the second half of this year; the inclusion of repeat dosing and an adaptive design in the Phase 3 trial optimizing the trial’s timelines and outcomes; intravitreal coadministration of VCN-01 with topotecan providing a new treatment option for children with refractory retinoblastoma and vitreous seeds; the outcomes from compassionate use patients providing valuable information on the feasibility and tolerability of the VCN-01 plus topotecan combination for use in a potential Phase 2/3 clinical trial; the submission of a protocol for the Phase 2/3 clinical trial to the FDA and agreement of the FDA to such protocol; first patient enrollment in a Phase 2/3 clinical trial occurring in December 2026, with rolling BLA submissions expected to be made in 2029 (if successful); targeting potential BLA approval prior to September 30, 2029; two compassionate use patients who have been treated with intravitreal VCN-01 in combination with intravitreal topotecan being followed by the treating physicians; designing a Phase 2/3 clinical trial protocol for the VCN-01 plus topotecan combination in retinoblastoma patients through continued discussions with clinicians and key opinion leaders; and the initiation of a third cohort of an exploratory clinical trial with SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients, which remains dependent on additional funding. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to finalize the protocol for the proposed pivotal Phase 3 trial to evaluate VCN-01 with SoC chemotherapy in metastatic PDAC and file a BLA; the Company’s ability to obtain development funding and/or partnerships; the Company’s commencement of its planned Phase 3 study in patients with metastatic PDAC, which remains subject to sufficient financing; the Company’s ability to raise capital and/or enter into one or more strategic alternatives, that may include a business combination, merger or reverse merger; the Company’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned; generating clinical data that establishes VCN-01 may improve patient outcomes in metastatic PDAC patients; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, including approval of VCN-01 to treat patients with metastatic PDAC; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for the specific indications; acceptance of the Company’s product candidates in the marketplace; the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

Theriva Biologics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025
Assets

Current Assets
Cash and cash equivalents	$14,431	$13,056
Tax credit receivable	1,696	3,351
Prepaid expenses and other current assets	630	1,060
Total Current Assets	16,757	17,467

Non-Current Assets
Property and equipment, net	194	222
Restricted cash	45	46
Right of use asset	1,946	803
In-process research and development	19,225	19,619
Deposits and other assets	81	82
Total Assets	$38,248	$38,239

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$608	$1,014
Accrued expenses	6,220	6,276
Contingent consideration, current portion	1,193	—
Accrued employee benefits	267	443
Deferred research and development tax credit-current portion	1,431	1,675
Loans payable-current	35	57
Operating lease liability-current portion	510	549
Total Current Liabilities	10,264	10,014

Non-current Liabilities
Non-current contingent consideration	8,838	10,004
Loan Payable - non-current	1,626	1,671
Non-current deferred research and development tax credit	599	815
Non-current operating lease liability	1,522	352
Total Liabilities	22,849	22,856

Commitments and Contingencies (Note 14)	—	—

Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 45,921,478 issued and 45,892,668 outstanding at March 31, 2026 and 35,717,159 issued and 35,688,350 outstanding at December 31, 2025	45	34
Additional paid-in capital	376,019	373,592
Treasury stock at cost, 28,809 shares at March 31, 2026 and at December 31, 2025	(288)	(288)
Accumulated other comprehensive loss	377	755
Accumulated deficit	(360,754)	(358,710)
Total Stockholders’ Equity	15,399	15,383

Total Liabilities and Stockholders’ Equity	$38,248	$38,239

Theriva Biologics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
License Revenue	$300	$—

Operating Costs and Expenses:
General and administrative	2,072	1,449
Research and development	355	2,968
Total Operating Costs and Expenses	2,427	4,417

Loss from Operations	(2,127)	(4,417)

Other Income:
Foreign currency exchange (loss) gain	1	(3)
Interest income	82	96
Total Other Income	83	93

Net Loss before income taxes	(2,044)	(4,324)
Income tax benefit	—	—
Net Loss Attributable to Common Stockholders	$(2,044)	$(4,324)

Net Loss Per Share - Basic and Dilutive	$(0.05)	$(1.55)

Weighted average number of shares outstanding during the period - basic and dilutive	41,072,725	2,782,449

Net Loss	(2,044)	(4,324)
Gain (loss) on foreign currency translation	(378)	654
Total comprehensive loss	(2,422)	(3,670)